Exhibit 99.1

              GLOBAL NUTECH, INC. ANNOUNCES CANCELLATION OF ANOTHER
                      JOINT VENTURE WITH 50 MILLION SHARES
                          TO BE RETURNED TO THE COMPANY

HUNTINGTON BEACH, CA -- (Marketwire) - 5/18/11 -- Global NuTech, Inc. (OTCBB:
BOCL) (www.globalnutechinc.com) announced today that, as a part of its previously announced capital restructuring, the joint venture with Agrigenic Food Company will be cancelled effective May 23, 2011. As a result, the 50 Million shares of Global NuTech common stock previously issued to the joint venture will be returned to the Company and treated as treasury stock.

E. G. Marchi, President of Global NuTech, Inc. stated, "This is the second in a series of corporate actions which will result in the return to the Company of approximately 350 Million shares of our outstanding common stock. This transaction takes the total number of shares cancelled to 86 Million. These actions are a part of our focus on the Technology and Energy sectors, which we believe will create greater profit margins and accelerated revenue opportunities for Global NuTech and its shareholders."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) has exclusive rights to a proprietary, environmentally safe fluid that can be used to enhance production in marginal oil wells. Through our wholly owned subsidiary, NuTec Energy, Inc., we invest in marginal production oil wells, as well as drill shallow wells in known production areas with a low risk of a dry well, using both traditional drilling techniques and through the use of proprietary fluid technology to maximize production.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements may include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
E. G. Marchi (714) 373-1930